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Exhibit 12

Prime Succession, Inc. and subsidiaries
Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

                                                 SUCCESSOR COMPANY                          PREDECESSOR COMPANY

                                                                            PERIOD         PERIOD
                                                                             FROM           FROM
                                                                            AUG. 26        JAN. 1
                                                                            THROUGH        THROUGH
                                                                           DEC. 31,       AUG. 25,
                                  1999           1998          1997          1996           1996           1995
                                  ----           ----          ----          ----           ----           ----
Ratio of
Earnings
 to Fixed
 Charges

Earnings:

  Income (Loss)
 before income
 taxes                              (16,375)       (6,600)           280       (3,145)        (9,111)          (355)

  Add: Fixed
 charges, net                         25,640        25,194        24,716         8,884         10,691         16,224

Income before
 income taxes
 and fixed
 charges, net                          9,265        18,594        24,996         5,739          1,580         15,869

Fixed Charges:
  Total interest
 expense (1)                          24,604        24,195        23,843         8,540         10,059         15,401

  Interest factor
 in rents (2)                          1,036           999           873           344            632            823

Total fixed
 charges                              25,640        25,194        24,716         8,884         10,691         16,224

Ratio of
 earnings to
 fixed charges                           0.4           0.7           1.0           0.6            0.1            1.0

Coverage
 deficiency
 (surplus) (3)                        16,375         6,600         (280)         3,145          9,111            355

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(1)  Total interest expense for each period includes amortization of loan costs.

(2) Interest factor in rents represents one-third of rent expense, which is considered representative of the interest factor.

(3) The Company's earnings are inadequate to cover fixed charges for all periods except 1997 indicated above. Coverage deficiency represents the excess of fixed charges over income before income taxes and fixed charges, net. Coverage surplus represents excess income before income taxes and fixed charges, net over fixed charges.